Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE
July 23, 2008                                                                                          For Further Information Contact:

Paul M. Limbert
President and Chief Executive Officer

or

Robert H. Young
Executive Vice President and Chief Financial Officer

(304) 234-9000
NASDAQ Symbol: WSBC
Website: www.wesbanco.com

WesBanco Announces Results for the Second Quarter and Six Months of 2008

Wheeling, WV… Paul M. Limbert, President and Chief Executive Officer of WesBanco, Inc. (NASDAQ: WSBC), a Wheeling, West Virginia based multi-state bank holding company, today announced earnings for the second quarter and year-to-date periods ended June 30, 2008.

Net income for the quarter ended June 30, 2008 was $11.3 million while diluted earnings per share were $0.42, as compared to $9.5 million or $0.36 per share for the first quarter of 2008.  Earnings per share for 2008 included the full effect of the issuance of additional shares of stock for the purchase of Oak Hill Financial, Inc. (“Oak Hill”).  The increase in net income over the first quarter was primarily due to improvement in the net interest margin, increasing to 3.75% from 3.48% in the first quarter, resulting primarily from a decline in the cost of funds. The margin increase provided a $2.1 million increase in net interest income in the 2008 second quarter as compared to the first quarter.  The quarter also benefited from a decrease in non-interest expenses from the first quarter of 2.6%, excluding merger related expenses, due to additional operating efficiencies resulting from the merger and continued integration of the former Oak Hill Banks.

Net income decreased 8.2% during the second quarter of 2008, as compared to the second quarter of 2007; however, income before provision for income taxes decreased only 1.7%.  A tax provision adjustment relating to previous years’ deferred taxes was recorded in the second quarter of 2007.  Offsetting factors to the decrease in income before income taxes were a 39.5% improvement in net interest income from the larger balance sheet due to the acquisition of Oak Hill, an increase in the net interest margin, and a $3.9 million or 222.2% increase in the provision for credit losses.  The margin improvements were due primarily to a decline in the cost of funds, while the increase in the provision  for credit losses was primarily the result of general economic conditions. The decrease in diluted earnings per share to $0.42 in the second quarter of 2008 as compared to $0.59 per share in the 2007 second quarter, was also impacted by the additional shares issued for the acquisition of Oak Hill.

For the six month period, net income was $20.8 million or $0.78 per share in 2008, while for the same 2007 period, net income was $24.2 million or $1.15 per share.  The net interest margin was 3.67% in the first half of 2008 as compared to 3.52% in the same 2007 period.  The margin increase and the increase in the balance sheet provided a 34.0% increase in net interest income.  These increases were somewhat offset by a higher provision for loan losses, which increased $7.9 million for the 2008 six month period, compared to the prior year period.

“The net interest margin has grown in each of the last three quarters at an accelerating rate, as the cost of liabilities continues to decline due to the improved interest rate environment,” said Mr. Limbert. “Total non-interest income has also increased primarily from a change in deposit demographics which led to improvements

WesBanco Announces Results for the Six Months and Second Quarter of 2008                                                                                      Page 2

in service charges and other fee businesses.  However, the challenging economic environment for the banking industry continues, which significantly affected our loan loss provision year-to-date.”

“A number of merger-related integration efforts were completed in the second quarter.  In April, five former Oak Hill branches were sold, the former Oak Hill Banks was merged into WesBanco Bank and all data processing systems were converted to WesBanco’s systems.  In June, two additional branches located in Ohio were closed.  These accomplishments have standardized products and delivery systems for our customers’ benefit and improved efficiencies, reducing non-interest expenses by 2.6%, excluding merger related expenses, in the second quarter compared to the first quarter of 2008.  We will continue through 2008 to integrate the Oak Hill operations into WesBanco to further realize the benefits of this acquisition. WesBanco remains on track to realize its previously announced cost saving targets.”

Highlights for the second quarter and six months ended June 30, 2008 include the following:

•
Net interest income increased $2.1 million or 5.5% over the first quarter due to improvement in the net interest margin, which increased to 3.75% from 3.48% in the first quarter. The twenty-seven basis point increase in the net interest margin was primarily due to a forty-eight basis point decline in the cost of interest bearing liabilities.  This decrease in interest expense resulted from the effect on WesBanco’s liability sensitive balance sheet of declining interest rates over the previous twelve months. The margin has also benefited from higher average non-interest bearing deposit balances.  Year-to-date, net interest income increased 34.0% due to an increase in average earning assets of 25.4% resulting from the acquisition of Oak Hill and a fifteen basis point increase in the net interest margin to 3.67%.  Net interest income for the second quarter of 2008 increased 39.5% compared to the 2007 second quarter, due to the higher average balance sheet and an increase in the net interest margin to 3.75% from 3.46% .

•
In the second quarter non-interest income decreased $0.2 million compared to the 2008 first quarter, due to a decrease in other income of $0.8 million, primarily from a gain recorded in the first quarter of $0.4 million from the mandatory redemption of VISA class B stock, and other smaller decreases, partially offset by an increase in service charges on deposits of $0.9 million.  Non-interest income for the first six months of 2008 increased $3.3 million compared to the same period of 2007 primarily resulting from increases in service charges on deposits and improved revenue from electronic banking fees, insurance and securities brokerage operations.  In the 2008 second quarter, non-interest income increased by $1.4 million as compared to the second quarter of 2007 primarily due to increases in service charges on deposits.  Other income decreased by $1.0 million due to gains in the 2007 quarter of $0.9 million on a bank owned life insurance contract and $0.9 million on the early extinguishment of debt.

•
The provision for credit losses in the second quarter of 2008 increased $0.3 million compared to the first quarter of 2008.  For the six months ended June 30, 2008 the provision increased $7.9 million as compared to the same 2007 period.  This additional provision is a reflection of changing economic conditions adversely impacting our market areas which have caused charge-offs and non-performing loans to increase.  For the 2008 second quarter, net charge-offs were 0.45% as compared to 0.39% in the 2008 first quarter and 0.19% in the 2007 second quarter.  Net charge offs were $4.1 million in the second quarter of 2008.  Non-performing loans as a percent of total loans were 0.82% for the 2008 second quarter, 0.72% for the first quarter of 2008 and 0.34% for the second quarter of 2007.  The increase in non-performing loans from the first quarter of 2008 was primarily the result of a single commercial real estate loan of $2.2 million being placed on non-accrual during the second quarter.  Loans past due 90 days or more and accruing interest were 0.42% for the 2008 second quarter, 0.38%

WesBanco Announces Results for the Six Months and Second Quarter of 2008                                                                                      Page 3

 for the first quarter of 2008 and 0.28% for the second quarter of 2007.   Delinquencies on loans past due 30 to 89 days were 1.34% for the 2008 second quarter, 1.66% for the first quarter of 2008 and 1.15% for the second quarter of 2007.  Credit deterioration is due to general economic conditions primarily in our metropolitan markets.  As a result of the year-to-date provision exceeding net charge offs by $1.7 million, the allowance for loan losses as a percent of total loans increased from 1.04% as of December 31, 2007 to 1.15% at June 30, 2008.  In addition, at June 30, 2008, $7.5 million of impaired loans acquired from Oak Hill are carried net of an SOP-03-3 credit valuation adjustment of $2.7 million.

•
Non-interest expense for the 2008 second quarter decreased 0.8%, or 2.6% excluding merger related expenses, compared to the first quarter of 2008 due to Oak Hill integration efforts.  The bank charters were merged, the data processing systems were converted and the sale of five branches was completed in April. Two additional branches were closed on June 30.  The primary benefit of these integration efforts are expected be realized beginning in the third and fourth quarters.  For the first half of 2008 expenses increased $19.4 million, or $16.7 million excluding merger related expenses.  These increases were primarily in salaries, benefits, facilities and other normal operating costs and were consistent with the 32.2% increase in assets from June 30, 2007 to June 30, 2008, and the costs of operating two separate bank charters through April of 2008.  Occupancy and equipment costs were also affected by two new branch facilities opened in 2007 and recent technology and other equipment upgrades. Non-interest expense in the second quarter of 2008 increased $9.2 million or 34.3%, due primarily to the Oak Hill acquisition, or 28.1%, excluding merger related expenses as compared to the second quarter of 2007.. Merger-related expenses, all of which related to Oak Hill, charged to operations in 2008 were $1.7 million in the second quarter and $2.7 million in the year-to-date period.

•
The provision for income taxes decreased $0.4 million in the first half of 2008 compared to the same 2007 period due to a decrease in pre-tax income, partially offset by an increase in the effective tax rate.  For 2008 the effective tax rate increased to 18.2% as compared to 17.2% in the first half of 2007 due primarily to a $1.6 million correction of deferred taxes in the second quarter of 2007.  The effective tax rate was impacted in 2008 by a higher percentage of tax-exempt income to total income and the benefit of certain tax credits including New Market Tax Credits awarded to WesBanco Bank.

•
Total loans at June 30, 2008 decreased 1.7% compared to March 31, 2008 primarily due to the sale of five branches and reduced loan demand. However, a continued focus on maintaining appropriate interest margins on new loans, continuing efforts to maintain or improve credit quality, the Bank’s strategy of reducing existing residential mortgage loans and selling most new residential mortgage loan originations also affected outstanding loan balances during the second quarter.

•
Total deposits at June 30, 2008 decreased 4.8% compared to March 31, 2008.  The decrease was primarily in certificates of deposits and money market accounts as WesBanco attempted to aggressively reduce its cost of funds as market rates were falling.  In addition, 35.1% of the decrease was due to the sale of the five branches.

•
At June 30, 2008, FHLB borrowings increased 14.5% from March 31, 2008. The average cost of these borrowings in the second quarter of 2008 was 2.76%, a 145 basis point decline from the average cost for the first quarter of 2008 and only eight basis points above the average cost of total interest bearing deposits in the 2008 second quarter. The Company has carefully managed deposit rates, particularly in markets where larger banks are aggressively pursuing higher cost CD’s and MMDA’s, and used more reasonably priced borrowings as part of its strategy to control the net interest margin.

WesBanco Announces Results for the Six Months and Second Quarter of 2008                                                                                      Page 4

•
Tangible equity to tangible assets increased from 5.96% at December 31, 2008 to 6.29% at the end of the first half of 2008.  No shares were repurchased during the first six months of 2008.  A total of 584,325 shares remain under the current board-approved repurchase authorization.

WesBanco is a multi-state bank holding company with total assets of approximately $5.3 billion, operating through 109 locations and 148 ATMs in West Virginia, Ohio, and Pennsylvania. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. WesBanco also operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

Forward-looking Statement

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the merger between WesBanco and Oak Hill, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of WesBanco and Oak Hill may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in WesBanco's 2007 Annual Report on Form 10-K and documents subsequently filed by WesBanco with the Securities and Exchange Commission, including WesBanco’s Form 10-Q as of March 31, 2008.  All forward-looking statements included in this news release are based on information available at the time of the release. WesBanco assumes no obligation to update any forward-looking statement.

WESBANCO, INC.
Consolidated Selected Financial Highlights						Page 5
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,			June 30,
Statement of income	2008	2007	% Change	2008	2007	% Change
Interest income	$ 70,958	$ 57,812	22.74%	$ 145,651	$ 115,005	26.65%
Interest expense	30,237	28,626	5.63%	66,342	55,826	18.84%
Net interest income	40,721	29,186	39.52%	79,309	59,179	34.02%
Provision for credit losses	5,723	1,776	222.24%	11,148	3,236	244.50%
Net interest income after provision for
credit losses	34,998	27,410	27.68%	68,161	55,943	21.84%
Non-interest income
Trust fees	3,939	3,885	1.39%	8,063	8,223	(1.95%)
Service charges on deposits	6,472	4,431	46.06%	12,058	8,314	45.03%
Net securities gains/(losses)	401	39	928.21%	906	717	(26.36%)
Other income	4,063	5,097	(20.29%)	8,953	9,434	(5.10%)
Total non-interest income	14,875	13,452	10.58%	29,980	26,688	12.34%
Non-interest expense
Salaries and employee benefits	18,188	13,815	31.65%	36,789	27,693	32.85%
Net occupancy	2,375	1,866	27.28%	5,342	3,869	38.07%
Equipment	3,267	1,884	73.41%	5,650	3,786	49.23%
Amortization of intangible assets	908	596	52.35%	1,921	1,192	61.16%
Marketing expense	1,210	1,414	(14.43%)	2,380	2,036	16.90%
Merger and restructuring expenses	1,658	-	100.00%	2,705	-	100.00%
Other operating expenses	8,610	7,397	16.40%	17,943	14,781	21.39%
Total non-interest expense	36,216	26,972	34.27%	72,730	53,357	36.31%
Income before provision for income taxes	13,657	13,890	(1.68%)	25,411	29,274	(13.20%)
Provision for income taxes	2,373	1,595	48.78%	4,624	5,032	(8.11%)
Net income	$ 11,284	$ 12,295	(8.22%)	$ 20,787	$ 24,242	(14.25%)

Taxable equivalent net interest income	$ 42,619	$ 31,133	36.89%	$ 83,253	$ 63,138	31.86%

Per common share data
Net income per common share - basic	$ 0.42	$ 0.59	(28.81%)	$ 0.78	$ 1.15	(32.17%)
Net income per common share - diluted	$ 0.42	$ 0.59	(28.81%)	$ 0.78	$ 1.15	(32.17%)
Dividends declared	$ 0.28	$ 0.275	1.82%	$ 0.56	$ 0.55	1.82%
Book value (period end)				$ 21.98	$ 19.54	12.48%
Tangible book value (period end)				$ 11.79	$ 12.60	(6.41%)
Average shares outstanding - basic	26,547,498	20,838,798	27.39%	26,547,286	21,053,868	26.09%
Average shares outstanding - diluted	26,553,724	20,884,156	27.15%	26,556,832	21,103,429	25.84%
Period end shares outstanding				26,547,697	20,759,920	27.88%

Selected ratios
Return on average assets	0.87%	1.23%	(29.24%)	0.79%	1.22%	(34.95%)
Return on average equity	7.67%	12.12%	(36.68%)	7.12%	11.94%	(40.36%)
Yield on earning assets (1)	6.42%	6.60%	(2.73%)	6.60%	6.60%	0.00%
Cost of interest bearing liabilities	2.97%	3.61%	(17.73%)	3.22%	3.50%	(8.00%)
Net interest spread (1)	3.45%	2.99%	15.38%	3.38%	3.07%	10.10%
Net interest margin (1)	3.75%	3.46%	8.38%	3.67%	3.52%	4.26%
Efficiency (1)	62.99%	60.50%	4.12%	64.23%	59.40%	8.13%
Average loans to average deposits	98.52%	94.88%	3.83%	97.64%	95.79%	1.94%
Annualized net loan charge-offs/average loans	0.45%	0.19%	136.73%	0.42%	0.21%	100.00%
Effective income tax rate	17.38%	11.48%	51.36%	18.20%	17.19%	5.86%

(1) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.
Consolidated Selected Financial Highlights	Page 6
(unaudited, dollars in thousands)					% Change
Balance sheet (period end)	June 30,			December	June 30, 2008
Assets	2008	2007	% Change	2007	to Dec. 31, 2007
Cash and due from banks	$ 187,018	$ 69,369	169.60%	$ 130,219	43.62%
Fed Funds sold	-	-	-	276	(100.00)
Securities	899,481	726,393	23.83	937,084	(4.01)

Loans held for sale	6,443	6,778	(4.94)	39,717	(83.78)
Portfolio Loans:
Commercial and commercial real estate	2,183,088	1,560,506	39.90	2,188,216	(0.23)
Residential real estate	908,524	841,512	7.96	975,151	(6.83)
Consumer and home equity	543,819	427,780	27.13	557,182	(2.40)
Total portfolio loans	3,635,431	2,829,798	28.47	3,720,549	(2.29)
Allowance for loan losses	(41,852)	(31,928)	31.08	(38,543)	8.59
Net portfolio loans	3,593,579	2,797,870	28.44	3,682,006	(2.40)
Premises and equipment, net	95,825	68,496	39.90	94,143	1.79
Goodwill	254,834	137,258	85.66	257,199	(0.92)
Core deposit intangible, net	15,570	6,698	132.46	19,531	(20.28)
Other assets	218,192	174,325	25.16	224,151	(2.66)
Total Assets	$ 5,270,942	$ 3,987,187	32.20%	$ 5,384,326	(2.11)%

Liabilities and Shareholders' Equity
Non-interest bearing demand deposits	$ 524,529	$ 394,660	32.91%	$ 519,287	1.01%
Interest bearing demand deposits	433,723	351,233	23.49	416,470	4.14
Money market accounts	537,004	381,281	40.84	612,089	(12.27)
Savings deposits	443,384	421,513	5.19	440,358	0.69
Certificates of deposit	1,714,668	1,444,656	18.69	1,919,726	(10.68)
Total deposits	3,653,308	2,993,343	22.05	3,907,930	(6.52)
Federal Home Loan Bank borrowings	529,863	265,119	99.86	405,798	30.57
Short-term borrowings	353,755	197,871	78.78	329,515	7.36
Junior subordinated debt	111,055	87,638	26.72	111,024	0.03
Other liabilities	39,489	37,665	4.84	49,740	(20.61)
Shareholders' equity	583,472	405,551	43.87	580,319	0.54
Total Liabilities and Shareholders' Equity	$ 5,270,942	$ 3,987,187	32.20%	$ 5,384,326	(2.11)%

Average balance sheet and
net interest margin analysis	Three months ended June 30,				Six months ended June 30,
	2008		2007		2008		2007
	Average	Average	Average	Average	Average	Average	Average	Average
Assets	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Due from banks - interest bearing	$ 7,971	7.42%	$ 1,466	2.19%	$ 6,024	5.54%	$ 1,388	2.18%
Loans, net of unearned income	3,654,575	6.54%	2,832,325	6.85%	3,688,942	6.69%	2,848,651	6.84%
Securities:
Taxable	522,162	5.55%	408,187	5.01%	488,910	5.92%	400,049	4.94%
Tax-exempt	329,607	6.58%	332,504	6.69%	320,781	7.03%	337,519	6.70%
Total securities	851,769	5.94%	740,691	5.76%	809,691	6.36%	737,568	5.75%
Federal funds sold	8,218	2.19%	31,767	5.45%	19,732	2.70%	20,513	5.27%
Other earning assets (1)	29,256	6.08%	21,517	5.78%	28,898	5.52%	22,123	5.53%
Total earning assets	4,551,789	6.42%	3,627,766	6.60%	4,553,287	6.60%	3,630,243	6.60%
Other assets	663,014		383,209		714,084		387,402
Total Assets	$ 5,214,803		$ 4,010,975		$ 5,267,371		$ 4,017,645

Liabilities and Shareholders' Equity
Interest bearing demand deposits	$ 440,524	1.94%	$ 357,780	1.37%	$ 428,064	1.49%	$ 350,598	1.29%
Money market accounts	494,812	0.88%	372,368	2.72%	439,449	2.07%	364,158	2.61%
Savings deposits	501,585	0.59%	428,268	1.34%	577,773	0.60%	433,870	1.36%
Certificates of deposit	1,772,779	3.96%	1,442,201	4.60%	1,840,031	4.26%	1,440,551	4.51%
Total interest bearing deposits	3,209,700	2.68%	2,600,617	3.35%	3,285,317	2.96%	2,589,177	3.28%
Federal Home Loan Bank borrowings	465,568	2.76%	327,172	4.08%	458,953	3.47%	338,639	3.95%
Short-term borrowings	297,255	5.23%	167,772	5.14%	288,997	4.43%	171,080	5.00%
Junior subordinated debt	111,053	6.33%	87,638	6.49%	111,039	6.54%	87,638	6.51%
Total interest bearing liabilities	4,083,576	2.97%	3,183,199	3.61%	4,144,306	3.22%	3,186,534	3.53%
Non-interest bearing demand deposits	499,875		384,435		492,648		384,636
Other liabilities	40,018		36,294		43,376		37,097
Shareholders' equity	591,334		407,047		587,041		409,378

Total Liabilities and Shareholders' Equity	$ 5,214,803		$ 4,010,975		$ 5,267,371		$ 4,017,645

Taxable equivalent net interest spread		3.45%		2.99%		3.38%		3.07%
Taxable equivalent net interest margin		3.75%		3.46%		3.67%		3.52%

(1) Federal Reserve stock, Federal Home Loan Bank stock and equity securities that do not have readily determinable fair market values.

WESBANCO, INC.
Consolidated Selected Financial Highlights					Page 7
(unaudited, dollars in thousands, except per share amounts)

	Quarter Ended
	June 30,	Mar 31,	Dec. 31,	Sept. 30,	June 30,
Statement of income	2008	2008	2007	2007	2007
Interest income	$ 70,958	$ 74,693	$ 63,928	$ 57,460	$ 57,812
Interest expense	30,237	36,105	32,154	29,100	28,626
Net interest income	40,721	38,588	31,774	28,360	29,186
Provision for credit losses	5,723	5,425	3,832	1,448	1,776
Net interest income after provision for
credit losses	34,998	33,163	27,942	26,912	27,410
Non-interest income
Trust fees	3,939	4,124	4,048	3,941	3,885
Service charges on deposits	6,472	5,586	5,348	4,683	4,431
Net securities gains	401	505	204	22	39
Other income	4,063	4,890	4,242	3,763	5,097
Total non-interest income	14,875	15,105	13,842	12,409	13,452
Non-interest expense
Salaries and employee benefits	18,188	18,601	15,577	14,131	13,815
Net occupancy	2,375	2,967	2,098	2,002	1,866
Equipment	3,267	2,383	1,998	1,872	1,884
Core deposit intangibles	908	1,013	704	589	596
Marketing expense	1,210	1,170	1,115	1,331	1,414
Merger and restructuring expenses	1,658	1,047	635	-	-
Other operating expenses	8,610	9,333	7,906	7,731	7,397
Total non-interest expense	36,216	36,514	30,033	27,656	26,972
Income before provision for income taxes	13,657	11,754	11,751	11,665	13,890
Provision for income taxes	2,373	2,251	1,087	1,902	1,595
Net income	$ 11,284	$ 9,503	$ 10,664	$ 9,763	$ 12,295

Taxable equivalent net interest income	$ 42,619	$ 40,634	$ 33,752	$ 30,252	$ 31,133

Per common share data
Net income per common share - basic	$ 0.42	$ 0.36	$ 0.47	$ 0.47	$ 0.59
Net income per common share - diluted	$ 0.42	$ 0.36	$ 0.47	$ 0.47	$ 0.59
Dividends declared	$ 0.28	$ 0.28	$ 0.275	$ 0.275	$ 0.275
Book value (period end)	$ 21.98	$ 22.15	$ 21.86	$ 19.94	$ 19.54
Tangible book value (period end)	$ 11.79	$ 11.81	$ 11.44	$ 12.99	$ 12.60
Average shares outstanding - basic	26,547,498	26,547,073	22,544,167	20,711,866	20,838,798
Average shares outstanding - diluted	26,553,724	26,556,614	22,551,781	20,732,741	20,884,156
Period end shares outstanding	26,547,697	26,547,073	26,547,073	20,628,092	20,759,920
Full time equivalent employees	1,539	1,566	1,562	1,177	1,191

Selected ratios
Return on average assets	0.87%	0.72%	0.96%	0.98%	1.23%
Return on average equity	7.67%	6.55%	9.09%	9.51%	12.12%
Yield on earning assets (1)	6.42%	6.58%	6.63%	6.61%	6.60%
Cost of interest bearing liabilities	2.97%	3.45%	3.65%	3.69%	3.61%
Net interest spread (1)	3.45%	3.13%	2.98%	2.92%	2.99%
Net interest margin (1)	3.75%	3.48%	3.40%	3.38%	3.46%
Efficiency (1)	62.99%	65.46%	63.10%	64.83%	60.50%
Average loans to average deposits	98.52%	96.74%	94.79%	94.81%	94.88%
Trust Assets, market value at period end	$ 2,921,768	$ 2,951,052	$ 3,084,145	$ 3,129,179	$ 3,041,464

(1) The yield on earning assets, net interest margin, net interest spread and efficiency ratios are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides a relevant comparison between taxable and non-taxable amounts.

WESBANCO, INC.
Consolidated Selected Financial Highlights	Page 8
(unaudited, dollars in thousands)
Quarter Ended
June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
Asset quality data	2008	2008	2007	2007	2007
Non-performing assets:
Non-accrual loans	$ 29,660	$ 26,530	$ 19,857	$ 10,859	$ 9,651
Renegotiated loans	-	-	-	-	-
Total non-performing loans	29,660	26,530	19,857	10,859	9,651
Other real estate and repossessed assets	2,751	3,457	3,998	3,483	4,067
Total non-performing loans and assets	$ 32,411	$ 29,987	$ 23,855	$ 14,342	$ 13,718
Loans past due 90 days or more	$ 15,213	$ 14,000	$ 11,546	$ 7,544	$ 7,869

Non-performing assets/total assets	0.61%	0.57%	0.44%	0.36%	0.34%
Non-performing assets/total loans, other real
estate and repossessed assets	0.89%	0.82%	0.64%	0.51%	0.48%
Non-performing loans/total loans	0.82%	0.72%	0.54%	0.39%	0.34%
Non-performing loans and loans past due 90
days or more/total loans	1.23%	1.11%	0.85%	0.66%	0.62%
Non-performing loans, loans past due 90 days and other
real estate owned/total loans and other real estate owned	1.29%	1.19%	0.95%	0.77%	0.75%

Allowance for loan losses
Allowance for loan losses	$ 41,852	$ 40,234	$ 38,543	$ 31,647	$ 31,928
Provision for loan losses	5,700	5,275	3,807	1,500	1,500
Net loan charge-offs	4,087	3,582	3,316	1,781	1,329
Annualized net loan charge-offs /average loans	0.45%	0.39%	0.41%	0.25%	0.19%
Allowance for loan losses/total loans	1.15%	1.10%	1.04%	1.13%	1.13%
Allowance for loan losses/non-performing loans	1.41	x	1.52	x	1.94	x	2.91	x	3.31	x
Allowance for loan losses/non-performing loans and
past due 90 days or more	0.93	x	0.99	x	1.23	x	1.72	x	1.82	x

Quarter Ended
June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
2008	2008	2007	2007	2007
Capital ratios
Tier I leverage capital	8.54%	7.87%	8.27%	9.38%	9.21%
Tier I risk-based capital	10.99%	10.90%	10.50%	12.10%	11.98%
Total risk-based capital	12.09%	11.96%	11.49%	13.18%	13.07%
Shareholders' equity to assets	11.34%	10.96%	10.35%	10.31%	10.15%
Tangible equity to tangible assets (1)	6.29%	6.23%	5.96%	7.02%	6.81%

(1) Tangible equity is defined as shareholders' equity less goodwill and other intangible assets, and tangible assets are defined as total assets less goodwill and other intangible assets. The calculation is based on period end balances.